Federated Intermediate Municipal Trust Fifth Third Intermediate Municipal Bond Fund Page

Exhibit 12.2

_________, 2008

Federated Ohio Municipal Income Fund,
 a portfolio of Federated Municipal Securities Income Trust
5800 Corporate Drive
Pittsburgh, PA 15237

Fifth Third Ohio Municipal Bond Fund,
 a portfolio of Fifth Third Funds
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets of Fifth Third Ohio Municipal Bond Fund, a portfolio of Fifth Third Funds, a Massachusetts business trust (the “Acquired Fund”), will be acquired by Federated Ohio Municipal Income Fund, a portfolio of Federated Municipal Securities Income Trust, a Massachusetts business trust (the "Acquiring Fund"), for Class A Shares and Class F Shares of the Acquiring Fund (the "Acquiring Fund Shares"), which shall thereafter be distributed to the shareholders of the Acquired Fund (the "Acquired Fund Shareholders") in liquidation of the Acquired Fund.  Both the Acquiring Fund and the Acquired Fund are separate portfolios, each of which is treated as a separate corporation under Section 851(g) of the Internal Revenue Code of 1986, as amended (the "Code"), and has elected to be taxed as a Regulated Investment Company under Section 851(a) of the Code.  The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of _________, 2008 (the “Agreement”), between the Acquiring Fund and the Acquired Fund, attached hereto as Annex C.  This opinion is rendered to you pursuant to paragraph 8.5 of the Agreement.

We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by the Acquiring Fund and the Acquired Fund in connection with the rendering of this opinion, attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

(a)           The transfer of all of the Acquired Fund's assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares (followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in dissolution and liquidation of the Acquired Fund) will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

(b)           No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares.

(c)           No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund shares.

(d)           No gain or loss will be recognized by any Acquired Fund Shareholder upon the exchange of its Acquired Fund shares for Acquiring Fund Shares.

(e)           The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization.  The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder, provided the Acquired Fund shares are held as capital assets at the time of Reorganization.

(f)           The tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization.  The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Acquiring Fund, the Acquired Fund or any Acquired Fund Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively.  There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service.  We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter.  This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent.

Very truly yours,

LNH:CDD:dh

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